SHARE PURCHASE AGREEMENT

BETWEEN

LIFEIST WELLNESS INC.

- and -

FLORA GROWTH CORP.

SEPTEMBER 17, 2023

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is dated as of September 17, 2023.

BETWEEN:

LIFEIST WELLNESS INC., a company incorporated under the laws of British Columbia, Canada

(the "Seller")

- and -

FLORA GROWTH CORP., a company incorporated under the laws of Ontario, Canada

(the "Buyer")

CONTEXT:

A. Australian Vaporizers Pty Ltd. (the "Company") is a company existing under the laws of Queensland, Australia.

B. The Seller is the owner of all of the issued and outstanding shares in the capital of the Company.

C. The Seller wants to sell to the Buyer and the Buyer wants to purchase from the Seller all of the issued and outstanding shares in the capital of the Company.

THEREFORE, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1 Definitions

In this Agreement, in addition to terms defined elsewhere in this Agreement, the following terms have the following meanings:

1.1.1 "Accounts Payable" means any obligation for payment for goods or services received by the Company.

1.1.2 "Accounts Receivable" means any right to payment for goods sold by the Company less an allowance for doubtful accounts for uncollectible accounts.

1.1.3 "Accrued Expenses" or "Accrued Liabilities" means any expense that is recognized under IFRS before it has been paid.

1.1.4 "Affiliate" means a body corporate that is the subsidiary of the other or both are subsidiaries of the same body corporate or each of them is controlled by the same Person.

1.1.5 "Agreement" means this share purchase agreement, including all Schedules and Exhibits, as it may be confirmed, amended, modified, supplemented or restated by written agreement between the Parties.

1.1.6 "Books and Records" means books, ledgers, files, lists, reports, plans, logs, deeds, surveys, correspondence, operating records, Tax Returns and other data and information, including all data and information stored on computer-related or other electronic media, maintained with respect to the Business and the Company.

1.1.7 "Business" means the business of selling aromatherapy products online, specializing in vaporizers, carried on by the Company.

1.1.8 "Business Day" means any day excluding a Saturday, Sunday or statutory holiday in the Province of Ontario, and also excluding any day on which the principal chartered banks located in the City of Toronto are not open for business during normal banking hours.

1.1.9 "Buyer" is defined in the recital of the Parties above.

1.1.10 "Cash Balance" is defined as cash in hand or in the bank accounts.

1.1.11 "Claim" means any claim, demand, action, cause of action, suit, arbitration, investigation, proceeding, complaint, grievance, charge, prosecution, assessment or reassessment, including any appeal or application for review.

1.1.12 "Closing" means the completion of the sale to and purchase by the Buyer of the Purchased Shares pursuant to this Agreement.

1.1.13 "Closing Date" means the date on which the Closing takes place as agreed by the Parties.

1.1.14 "Closing Time" means the time on the Closing Date at which the Closing takes place.

1.1.15 "Communication" means any notice, demand, request, consent, approval or other communication which is required or permitted by this Agreement to be given or made by a Party.

1.1.16 "Confidential Information" means any information relating to the Company or its business, including Personal Information, whether communicated in written form, orally, visually, demonstratively, technically or by any other electronic form or other media, or committed to memory, but excluding information, other than Personal Information, which:

1.1.16.1 was available to or known by the public before the date of this Agreement; or

1.1.16.2 is or becomes available to or known by the public other than as a result of improper disclosure by the Buyer or any of its representatives, advisors or lenders.

1.1.17 "Contract" means any agreement, understanding, undertaking, commitment, licence, or Lease, whether written or oral.

1.1.18 "Corporate Articles" means the certificate of registration of the Company dated August 18, 2010 and the constitution of the Company dated June 29, 2014.

1.1.19 "Company" is defined in the "Context" above.

1.1.20 "Consequential Loss" means special, indirect, contingent or consequential loss, including but not limited to, loss of profits, loss of business opportunity, loss of future contracts, loss of sales, losses from business interruption, loss of bargain, loss which does not fairly and reasonably arise from a breach of this Agreement, and loss which could not reasonably have.

1.1.21 "Consideration Shares" is defined in Section 2.3.1.

1.1.22 "Current Assets" is defined as the Cash Balance plus Inventories, Inventory Deposits, Accounts Receivable, Income Tax Receivable, Prepaid Expenses and Other Current Assets.

1.1.23 "Current Liabilities" is defined as Accounts Payable plus Accrued Expenses, Accrued Liabilities, Payroll Accrual, Sales Tax Payable and Deferred Tax Liabilities.

1.1.24 "Deferred Tax Liabilities" means any and all amounts owing a Government Authority, including but not limited to, the definition under IFRS.

1.1.25 "Direct Claim" is defined in Section 7.7.

1.1.26 "Disclosure Schedule" is defined at Article 3.

1.1.27 "Employees" means all personnel and independent contractors employed, engaged or retained by the Company in connection with the Business, including any that are on medical or long-term disability leave, or other statutory or authorized leave or absence.

1.1.28 "Encumbrance" means any security interest, mortgage, charge, pledge, hypothec, lien, encumbrance, restriction, option, adverse claim, right of others or other encumbrance of any kind.

1.1.29 "Environment" means the ambient air, all layers of the atmosphere, all water including surface water and underground water, all land, all living organisms and the interacting natural systems that include components of air, land, water, living organisms and organic and inorganic matter, and includes indoor spaces.

1.1.30 "Environmental Laws" means any Laws relating to the Environment and protection of the Environment, the regulation of chemical substances or products, health and safety including occupational health and safety, and the transportation of dangerous goods.

1.1.31 "Exchange" means the National Association of Securities Dealers Automated Quotations ("NASDAQ").

1.1.32 "Financial Statements" means:

1.1.32.1 the unaudited consolidated balance sheet and audited consolidated statement of income of the Company for the financial year ended November 30, 2022; and

1.1.32.2 the unaudited consolidated balance sheet and unaudited consolidated statement of income of the Company for the period ended May 31, 2023.

1.1.33 "Governmental Authority" means:

1.1.33.1 any federal, provincial, state, local, municipal, regional, territorial, aboriginal, or other government, governmental or public department, branch, ministry, or court, domestic or foreign, including any district, agency, commission, board, arbitration panel or authority and any subdivision of any of them exercising or entitled to exercise any administrative, executive, judicial, ministerial, prerogative, legislative, regulatory, or taxing authority or power of any nature; and

1.1.33.2 any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of them, and any subdivision of any of them.

1.1.34 "Income Tax Receivable" means the money that is due to the Company from an Australian Government Authority.

1.1.35 "IFRS" is defined in Section 1.2.3.

1.1.36 "Indemnity Claim" is defined in Section 7.7

1.1.37 "Indemnity Notice" is defined in Section 7.7

1.1.38 "Insurance Policies" means the insurance policies maintained by the Company with respect to the Business.

1.1.39 "Intellectual Property" means trade-marks and trade-mark applications, trade names, certification marks, patents and patent applications, copyrights, domain names, industrial designs, trade secrets, know-how, formulae, processes, inventions, technical expertise, research data and other similar property, all associated registrations and applications for registration, and all associated rights, including moral rights.

1.1.40 "Inventories" means all inventories of every nature and kind owned by the Company and pertaining to the Business including raw materials, packaging materials, work-in-progress and finished goods.

1.1.41 "Inventory Deposits" means finished goods that have been allocated to an order and with respect to which the vendor has received and holds a deposit from the Company.

1.1.42 "ITA" means the Income Tax Act (Canada).

1.1.43 "Key Employee" means Max Kuebler.

1.1.44 "Knowledge of the Seller" means the actual knowledge that the Seller either has, or would have obtained, after having made or caused to be made all reasonable inquiries necessary to obtain informed knowledge, including inquiries of the records and Employees of the Seller and the Company who are reasonably likely to have knowledge of the relevant matter, but without any requirement to make any inquiries of third parties or Governmental Authorities or to perform any search of any public registry office or system.

1.1.45 "Law" or "Laws" means all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, statutory rules, principles of law, published policies and guidelines, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and the terms and conditions of any grant of approval, permission, authority or licence of any Governmental Authority, and the term "applicable" with respect to Laws and in a context that refers to one or more Persons, means that the Laws apply to the Person or Persons, or its or their business, undertaking, property or Securities, and emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or Securities.

1.1.46 "Leased Premises" means all of the lands and premises which are leased by the Company.

1.1.47 "Leases" means the leases relating to the Business other than the Real Property Leases.

1.1.48 "Loss" means any loss, liability, damage, cost, expense, charge, fine, penalty or assessment including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise and all interest, fines, penalties and all professional fees and disbursements on a complete indemnity basis but excluding loss of value and the monetary value of lost opportunity and/or Consequential Loss.

1.1.49 "Material Adverse Effect" means a material adverse effect on the Business or financial position, condition, assets or properties of the Company, the knowledge and direct effect of which would demonstrate and persuade the Buyer, acting reasonably, that the value of the Purchased Shares is materially lower than the Purchase Price, provided, however, that each of the following events and circumstances (and any event or circumstance directly or indirectly relating to, arising out of, resulting from, or attributable to any of the following events or circumstances) shall not constitute, and shall not be taken into account in determining whether there has been or could be, a material adverse effect: (1) any change in general in Canada, the United States of America, Australia or foreign economies, securities markets, financial markets, currency markets, or capital markets (including changes in interest rates or the availability of financing); (2) any event or circumstance that affects one or more of the industries in which the Business operates; (3) the parties' entry into this Agreement, the announcement of this Agreement or the transactions contemplated hereby (including (A) the disclosure of the identity of the Buyer, (B) any communication by the Buyer regarding the plan or intentions of the Buyer with respect to the conduct of the business or relating to the transactions contemplated hereby, and (C) any action required by this Agreement); (4) any acts of war (whether or not declared), insurrection, sabotage, terrorism, or public enemy, or any national or international political or social conditions; or (5) any pandemic, including without limitation COVID-19/coronavirus or derivatives thereof, or any earthquake, hurricane, tornado, storm, flood, fire or other natural disaster,

1.1.50 "Material Contract" means a Contract that:

1.1.50.1 involves or may result in the payment of money or money's worth by or to the Company in an amount in excess of $20,000;

1.1.50.2 has an unexpired term of more than one year (including renewals);

1.1.50.3 cannot be terminated by the Company without penalty upon less than 30 days' notice; or

1.1.50.4 the termination of which, or under which the loss of rights, would constitute a Material Adverse Effect.

1.1.51 "Other Current Assets" means any asset that is expected to be converted to cash within 365 days of its recognition.

1.1.52 "Parties" means the Seller and the Buyer, collectively, and "Party" means either of them.

1.1.53 "Payroll Accrual" means any expense related to the Company's Employees that has been recognized under IFRS before it has been paid.

1.1.54 "Permits" means the authorizations, registrations, permits, certificates of approval, approvals, grants, licences, quotas, consents, commitments, rights or privileges (other than those relating to the Intellectual Property) issued or granted by any Governmental Authority to the Company.

1.1.55 "Permitted Encumbrances" means any Encumbrance which the Buyer has expressly agreed to assume or accept pursuant to this Agreement as set forth in Schedule 1.1.55.

1.1.56 "Person" will be broadly interpreted and includes:

1.1.56.1 a natural person, whether acting in his or her own capacity, or in his or her capacity as executor, administrator, estate trustee, trustee or personal or legal representative, and the heirs, executors, administrators, estate trustees, trustees or other personal or legal representatives of a natural person;

1.1.56.2 a Company or a company of any kind, a partnership of any kind, a sole proprietorship, a trust, a joint venture, an association, an unincorporated association, an unincorporated syndicate, an unincorporated organization or any other association, organization or entity of any kind; and

1.1.56.3 a Governmental Authority.

1.1.57 "Personal Information" means information about an individual who can be identified by the Person who holds that information.

1.1.58 "Plans" means all plans that provide pension benefits for the benefit of Employees or former Employees, and their respective beneficiaries, and all Employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, compensation, retirement, salary continuation, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, accident, disability, life insurance and other plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, funded or unfunded, registered or unregistered, insured or self-insured:

1.1.58.1 that are sponsored or maintained or funded, in whole or in part, by the Company, or to which the Company contributes or is obligated to contribute for the benefit of Employees or former Employees, and their respective beneficiaries; or

1.1.58.2 under which the Company has any liability or contingent liability.

1.1.59 "Prepaid Expenses" means an amount paid for a good or service in advance of receiving it.

1.1.60 "Price Calculation" is defined in Section 2.2.

1.1.61 "Privacy Laws" means any Laws that regulate the collection, use or disclosure of Personal Information.

1.1.62 "Purchase Price" is defined in Section 2.2.

1.1.63 "Purchased Shares" means all of the issued and outstanding shares in the capital of the Company.

1.1.64 "Real Property Leases" means the leases between the Company, as tenant, and the applicable landlords, and all amendments to those leases, relating to the leasing by the Company of the Leased Premises.

1.1.65 "Regulation S" means Regulation S under the U.S. Securities Act.

1.1.66 "Representatives" means the Affiliates of any Person, and the advisors, agents, consultants, directors, officers, management, employees, subcontractors, and other representatives, including accountants, auditors, financial advisors, lenders and lawyers of any Person and of that Person's Affiliates.

1.1.67 "Sales Tax Payable" means all amounts owing to a Government Authority in Australia for any sale of goods.

1.1.68 "Securities" has the meaning given to that term in the Securities Act (Ontario).

1.1.69 "Seller" is defined in the recital of the Parties above.

1.1.70 "Straddle Period" means any taxation period of the Company ending after the Closing Date which commenced before the Closing Date and includes a period before the Closing Date.

1.1.71 "Stub Period Returns" is defined in Section 5.4.

1.1.72 "Tax" means all taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions and other charges of any kind whatsoever, whether direct or indirect, together with all interest, penalties, fines, additions to tax or other additional amounts, imposed by any Governmental Authority.

1.1.73 "Tax Act" means the Income Tax Assessment Act 1936 of Australia or the Income Tax Assessment Act 1997 of Australia or both the Income Tax Assessment Act 1936 or Australia and the Income Tax Assessment Act 1997 of Australia, as appropriate.

1.1.74 "Tax Law" means any Law that imposes Taxes or that deals with the administration or enforcement of liabilities for Taxes.

1.1.75 "Tax Return" means any return, report, declaration, designation, election, undertaking, waiver, notice, filing, information return, statement, form, certificate or any other document or materials relating to Taxes, including any related or supporting information with respect to any of those documents or materials listed above in this Section 1.1.75, filed or to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of Taxes.

1.1.76 "Third Party Claim" is defined in Section 7.6.

1.1.77 "U.S. Person" means "U.S. person" as defined in Rule 902(k) of Regulation S (the definition of which includes, but is not limited to, (i) any natural person resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any partnership or corporation organized outside of the United States by a U.S. Person principally for the purpose of investing in securities not registered under the U.S. Securities Act, unless it is organized, or incorporated, and owned, by accredited investors who are not natural persons, estates or trusts, and (iv) any estate or trust of which any executor or administrator or trustee is a U.S. Person.

1.1.78 "U.S. Securities Act" means the United States Securities Act of 1933, as amended.

1.1.79 "United States" means the United States of America, its territories and possessions, any state of the United States and the District of Columbia.

1.1.80 "Verification Accountants" is defined in Section 2.5.

1.1.81 "Verification Notice" is defined in Section 2.5.

1.1.82 "Working Capital" is defined as Current Assets minus Current Liabilities.

1.2 Certain Rules of Interpretation

1.2.1 In this Agreement, words signifying the singular number include the plural and vice versa, and words signifying gender include all genders. Every use of the words "including" or "includes" in this Agreement is to be construed as meaning "including, without limitation" or "includes, without limitation", respectively.

1.2.2 The division of this Agreement into Articles and Sections, the insertion of headings and the inclusion of a table of contents are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

1.2.3 Wherever in this Agreement reference is made to a calculation to be made in accordance with International Financial Reporting Standards ("IFRS"), the reference is to International Financial Reporting Standards applicable as at the date of this Agreement.

1.2.4 References in this Agreement to an Article, Section, Schedule or Exhibit are to be construed as references to an Article, Section, Schedule or Exhibit of or to this Agreement unless otherwise specified.

1.2.5 Unless otherwise specified in this Agreement, time periods within which or following which any calculation or payment is to be made, or action is to be taken, will be calculated by excluding the day on which the period begins and including the day on which the period ends. If the last day of a time period is not a Business Day, the time period will end on the next Business Day.

1.2.6 Unless otherwise specified, any reference in this Agreement to any statute includes all regulations and subordinate legislation made under or in connection with that statute at any time, and is to be construed as a reference to that statute as amended, modified, restated, supplemented, extended, re-enacted, replaced or superseded at any time.

1.3 Governing Law

This Agreement is governed by, and is to be construed and interpreted in accordance with, the Laws of the Province of Ontario and the Laws of Canada applicable in that Province.

1.4 Entire Agreement

This Agreement, and any other agreement or agreements and other documents to be delivered under this Agreement, constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no representations, warranties or other agreements between the Parties, express or implied, in connection with the subject matter of this Agreement except as specifically set out in this Agreement or in any of the other agreements and documents delivered under this Agreement. No Party has been induced to enter into this Agreement in reliance on, and there will be no liability assessed, either in tort or contract, with respect to, any warranty, representation, opinion, advice or assertion of fact, except to the extent it has been reduced to writing and included as a term in this Agreement or in any of the other agreements and documents delivered under this Agreement.

1.5 Schedules and Exhibits

The following is a list of Schedules and Exhibits:

Schedule	Subject Matter

1.1.55	Permitted Encumbrances

3	Disclosure Schedule

ARTICLE 2
PURCHASE AND SALE

2.1 Agreement of Purchase and Sale

Subject to the terms and conditions of this Agreement, on the Closing Date the Seller will sell, and the Buyer will purchase, the Purchased Shares.

2.2 Purchase Price

The aggregate purchase price payable by the Buyer to the Seller for the Purchased Shares (the "Purchase Price") shall be equal to the amount determined by the formula (A - B - C - D) (the "Price Calculation"), where:

A is US$1,900,000.

B is calculated as follows:

If the Company's Cash Balance on the Closing Date is less than CAD$450,000, B shall be CAD$450,000 less the Company's Cash Balance on the Closing Date.

If the Company's Cash Balance on the Closing Date is CAD$450,000 or greater, B shall be zero.

C is calculated as follows:

If the Company's Working Capital on the Closing Date is less than CAD$1,500,000, C shall be CAD$1,500,000 less the Company's Working Capital on the Closing Date.

If the Company's Working Capital on the Closing Date is CAD$1,500,000 or greater, C shall be zero; and

D is calculated as follows:

If the Company's Inventory plus Inventory Deposits on the Closing Date is less than CAD$1,100,000, D shall be CAD$1,100,000 less the Company's Inventory and Inventory Deposits on the Closing Date.

If the Company's Inventory plus Inventory Deposits on the Closing Date is CAD$1,100,000 or greater, D shall be the amount of the Company's Inventory and Inventory Deposits on the Closing Date that exceeds CAD$1,100,000.

On the Closing Date, the Seller will provide the Buyer with the Price Calculation used to determine the Purchase Price.

2.3 Payment of Purchase Price

The Buyer will pay and satisfy the Purchase Price at the Closing Time as follows:

2.3.1 100% of the Purchase Price shall be satisfied by the Buyer on the Closing Date with common shares in the capital of the Buyer (the "Consideration Shares") at a deemed issue price per Consideration Share equal to the 5-day Volume Weighted Average Price according to Bloomberg of the Buyer's common stock immediately prior to the signing of this agreement.

2.4 Details of the Consideration Shares

The Consideration Shares shall be issued at the Closing Time and shall be registered and delivered as directed by the Seller. The certificate evidencing the Consideration Shares shall contain the following legend:

"THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT"), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER. HEDGING TRANSACTIONS INVOLVING SUCH SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE U.S. SECURITIES ACT."

"UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT THE DATE THAT IS 6 MONTHS AND A DAY AFTER THE DISTRIBUTION DATE]."

2.5 Purchase Price Calculation Adjustment

At any time during the first 90 days after the Closing Date, the Buyer may advise the Seller by notice in writing that it wishes to have the Price Calculation, along with the back up data used in the Price Calculation verified by independent accountants (the "Verification Notice"). Upon receipt of the Verification Notice by the Seller, the Buyer and the Seller shall appoint a firm of accountants (the "Verification Accountants") that are mutually agreeable to the Parties to verify the Price Calculation.  If the Parties cannot agree on a mutually acceptable firm of accountants within 30 days of the Seller receiving the Verification Notice, Davidson & Company LLP shall be appointed as the Verification Accountants.  If the Verification Accountants determine that the Price Calculation was incorrect and that the Purchase Price should have been equal to an amount that is 95% or less than what the Buyer paid to the Seller on the Closing Date, the Seller shall pay to the Buyer in cash  within 30 days of the Verification Accountants' determination an amount equal to the difference between the Purchase Price paid on the Closing Date and the amount the Verification Accountants determine should have been the Purchase Price. If the Verification Accountants determine that the Purchase Price should have been equal to an amount that is 95% or less of the Purchase Price paid on the Closing Date, the Buyer shall pay the fees of the Verification Accountants. If the Verification Accountants determine that the Purchase Price should have been equal to an amount that is 105% or more of the Purchase Price paid on the Closing Date, the Seller shall pay the fees of the Verification Accountants. In all other circumstances where the Verification Accountants determine that the Purchase Price is between 95-105% of the Purchase Price paid on the Closing Date, the Buyer and the Seller shall equally pay for the fees of the Verification Accountants. The Price Calculation will be determined using IFRS, and will be accompanied by a certificate of the Seller acceptable to the Buyer, to the effect that the Price Calculation represents the Seller's best estimate of the Purchase Price, made in good faith and that the Seller has no reason to believe that this estimate cannot be relied upon for purposes of the Closing. The Price Calculation will also be accompanied by a copy of the working papers of the Seller used in his preparation, together with any other evidence supporting the amounts specified in the Price Calculation as the Buyer may reasonably request.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer as follows, and acknowledges that the Buyer is relying upon these representations and warranties in connection with the purchase of the Purchased Shares, despite any investigation made by or on behalf of the Buyer, and that this reliance is a right that has been bargained for, and forms part of the consideration in the transactions contemplated by this Agreement. Each exception to the following representations and warranties that is set out in the disclosure schedule attached as Schedule 3 (the "Disclosure Schedule") is identified by reference to one or more specific individual Sections of this Agreement and is only effective to create an exception to each specific individual Section listed. Any statement in this Agreement that is not expressly qualified by a reference to an exception in the Disclosure Schedule will prevail, despite anything to the contrary that is disclosed in the Disclosure Schedule.

3.1 Capacity to Enter Agreement

The Seller has all necessary capacity to enter into and perform his obligations under this Agreement.

3.2 Binding Obligation

The execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and other Laws of general application limiting the enforcement of creditors' rights generally and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

3.3 Absence of Conflict

None of the execution and delivery of this Agreement, the performance of the Seller's obligations under this Agreement, or the completion of the transactions contemplated by this Agreement will:

3.3.1 result in or constitute a breach of any term or provision of, or constitute a default under, the Corporate Articles or the by-laws of the Company, or any Material Contract to which the Seller or the Company is a party or by which the Purchased Shares are bound;

3.3.2 constitute an event which would permit any party to any Contract with the Company to terminate or sue for damages with respect to that Contract, or to accelerate the maturity of any indebtedness of the Company, or other obligation of the Company under that Contract;

3.3.3 result in the creation or imposition of any Encumbrance on the Purchased Shares;

3.3.4 contravene any applicable Law; or

3.3.5 contravene any judgment, order, writ, injunction or decree of any Governmental Authority.

3.4 Restrictive Covenants

The Company is not a party to, or bound or affected by, any Contract containing any covenant expressly limiting its ability to compete in any line of business, or transfer or move any of its assets or operations, or which could reasonably be expected to have a Material Adverse Effect.

3.5 Title to Purchased Shares

The Seller is the legal and beneficial owner of the Purchased Shares and has good title to them, free and clear of any Encumbrance except for any restriction on transfer contained in the Corporate Articles. At Closing, the Seller will have the absolute and exclusive right to sell the Purchased Shares to the Buyer as contemplated by this Agreement.

3.6 Regulatory Approvals

Except for the conditional and final approvals of the TSX Venture Exchange in respect of the transaction contemplated by this Agreement, no authorization, approval, order, consent of, or filing with, any Governmental Authority is required on the part of the Seller or the Company in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement.

3.7 Consents

Except as disclosed in the Disclosure Schedule and except as would not reasonably be expected to result in a Material Adverse Effect, there is no requirement to obtain any consent, approval or waiver of a party under any Material Contract to which the Seller or the Company is a party in order to complete the transactions contemplated by this Agreement.

3.8 Subsidiaries and Investments

Except as disclosed in the Disclosure Schedule, the Company has no subsidiaries. Except as disclosed in the Disclosure Schedule, the Company does not own or hold, directly or indirectly, any Securities of, or have any other interest in, any Person, and the Company has not entered into any agreement to acquire any such interest.

3.9 Corporate Existence of Company

The Company has been duly incorporated and organized, is validly existing and in good standing as a company under the Corporations Act 2001 (Australia). No proceedings have been taken or authorized by the Company in respect of the bankruptcy, insolvency, liquidation, dissolution or winding up of the Company.

3.10 Corporate Articles

The Corporate Articles constitute all of the charter documents of the Company and are in full force and effect; no action has been taken to further amend the Corporate Articles and no changes to the Corporate Articles are planned.

3.11 Capacity and Powers of Company

The Company has all necessary corporate power, authority and capacity to own or lease its assets and to carry on the Business as currently being conducted.

3.12 Jurisdictions

The Disclosure Schedule lists every jurisdiction in which the Company is qualified to do business. Neither the character nor location of the Leased Premises, nor the nature of the Business, requires qualification to do business in any other jurisdiction.

3.13 Issued Capital

The Purchased Shares comprise the entire issued share capital of the Company and:

3.13.1 as at the Closing Date have been validly allotted and issued and are fully paid up and no money are owing in respect of them.

3.13.2 no Person has any right or option to subscribe for or to otherwise acquire any unissued shares in the capital of the Company or any securities convertible into or exchangeable for or which otherwise confer on the holder of it any right (whether or not upon the happening of any contingency or after any lapse of time and whether or not upon the payment or delivery of any consideration) to acquire any unissued shares in the capital of the Company nor is the Company committed to grant or issue any such option, right or security;

3.13.3 the Seller is the sole legal and beneficial owner of the Purchased Shares;

3.13.4 there are no outstanding subscription agreements, options, contracts, calls, rights of first refusal, commitments, rights or demands of any kind relating to the issued or unissued shares in the capital of the Company;

3.13.5 the Purchase Shares are free from any Claim by, or entitlement of, any previous shareholder of the Company, the former partner or business associate of the Seller or any third party;

3.13.6 there is no shareholder agreement, voting trust, proxy or other agreement or understanding relating to the Purchased Shares;

3.13.7 none of the Purchased Shares have been issued in violation of any pre-emptive or similar rights; and

3.13.8 at Closing, the Buyer will acquire full legal and beneficial title to the Purchased Shares free from any Encumbrance or Claim of any Person.

3.14 Options

3.14.1 No person has any written or oral agreement or option or any right or privilege (whether by Law, pre-emptive, contractual or otherwise) capable of becoming an agreement or option, including Securities, warrants or convertible obligations of any nature, for:

3.14.1.1 the purchase of any Securities of the Company; or

3.14.1.2 the purchase of any of the assets of the Company other than in the ordinary course of the Business.

3.15 Corporate Records

The corporate records and minute books of the Company which have been made available to the Buyer contain complete and accurate written resolutions passed by, the directors and shareholders of the Company, held or passed since incorporation. All those resolutions were passed, and the share certificate books, registers of shareholders, registers of transfers and registers of directors of the Company are complete and accurate in all material respects.

3.16 Books and Records

The Books and Records fairly and correctly set out and disclose the financial position of the Company, and all financial transactions of the Company have been accurately recorded in the Books and Records.

3.17 Financial Statements

Copies of the Financial Statements are attached in the Disclosure Schedule. The Financial Statements have been prepared in accordance with IFRS and present fairly:

3.17.1 the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of the Company, on a consolidated basis, as at the respective dates of the Financial Statements; and

3.17.2 the sales, earnings and results of the operations of the Company during the periods covered by the Financial Statements,

but the unaudited interim financial statements:

3.17.3 do not contain all notes required under IFRS; and

3.17.4 are subject to normal year-end audit adjustments, which individually or in the aggregate would not be material to any buyer contemplating the purchase of the Purchased Shares.

3.18 Tax Matters

3.18.1 The Company has filed all Tax Returns, has paid all Taxes, and has deducted, withheld or collected, and remitted, all amounts to be deducted, withheld, collected or remitted, with respect to any Taxes, as required under all applicable Tax Laws. The Company does not have any outstanding liability, obligation or commitment for the payment of any Taxes, except as reflected in the Financial Statements or which relate to Taxes not yet due which have arisen in the usual and ordinary course of the Business since the end of the most recent financial period addressed in the Financial Statements and for which adequate provision in the accounts of the Company has been made. There are no Claims in progress or pending, or, to the Knowledge of the Seller, threatened against the Company, in connection with any Taxes, and the Company has not filed any waiver for any taxation year under any applicable Tax Law.

3.18.2 All Tax which has been or is deemed to have been assessed or imposed on the Company or has been required to be withheld from any payment made by the Company to another person:

3.18.2.1 Which is due and payable, has been paid by the final date for payment by the Company; and

3.18.2.2 Which is not yet payable but become payable before Closing, will be paid by the due date.

3.18.3 The Company:

3.18.3.1 Maintains and has retained for the period required by law, accurate records of franking credits and franking debits (as defined in the Tax Act) in respect of its current and earlier accounting periods;

3.18.3.2 Has franked to the required amount any dividend paid; and

3.18.3.3 Has not franked any dividend paid to the extent that a franking deficit has arisen or will arise at the end of the succeeding franking year.

3.18.4 The Company maintains and has retained for the period required by law accurate records of all assets to which Part 3-1 and Part 3-3 of the Tax Act applies or has applied.

3.18.5 All supplies or acquisitions of property or services by the Company has been made on arms' length terms and no additional Tax will be payable in respect of any supply or acquisition prior to the Closing Date consequent upon the operation of division 13 of part III of the Tax Act.

3.18.6 All stamp duty and other similar taxes payable in respect of every Material Contract or significant transaction to which the Company is or has been a party, or by which the Company derives, has derived or will derive a substantial benefit, has been duly paid. No Material Contract which is required by law to be stamped is unstamped or insufficiently stamped. No event has occurred as a result of which any duty has become payable, from which the Company have obtained relief.

3.18.7 The Company has not sought, nor has the Tax Act required, capital gains tax relief under subdivision 126-B of part 3-3 of the Tax Act or section 160ZZO of the Tax Act with respect to any asset acquired by the Company and which is still owned by the Company at the Closing Date.

3.19 Absence of Changes

Except as disclosed in the Disclosure Schedule, since May 31, 2023 there has not been:

3.19.1 any change in the financial condition, operations, results of operations, or business of the Company, nor has there been any occurrence or circumstances which with the passage of time might reasonably be expected to have a Material Adverse Effect; or

3.19.2 any Loss, labour trouble, or other event, development or condition of any character (whether or not covered by insurance) suffered by the Company which has had, or may reasonably be expected to have, a Material Adverse Effect.

3.20 Absence of Undisclosed Liabilities

3.20.1 Except to the extent reflected or reserved in the Financial Statements, or incurred subsequent to May 31, 2023 and:

3.20.1.1 disclosed in the Disclosure Schedule; or

3.20.1.2 incurred in the ordinary course of the Business,

the Company has no outstanding indebtedness or any liabilities or obligations (whether accrued, absolute, contingent or otherwise, including under any guarantee of any debt).

3.20.2 There are no deficiencies or defects (whether potential or actual) in any services or products supplied or provided by the Company which may result in Claims being made against the Company or for which the Company may become liable or responsible.

3.20.3 No transaction contemplated by this Agreement could result in the Company being liable to refund the whole or any part of any grant received from any Government Authority.

3.21 Absence of Unusual Transactions

Except as disclosed in the Disclosure Schedule, since May 31, 2023 the Company has not:

3.21.1 given any guarantee of any debt, liability or obligation of any Person;

3.21.2 subjected any of its assets, or permitted any of its assets to be subjected, to any Encumbrance other than the Permitted Encumbrances;

3.21.3 acquired, sold, leased or otherwise disposed of or transferred any assets other than in the ordinary course of the Business;

3.21.4 made or committed to any capital expenditures, except in the ordinary course of the Business;

3.21.5 declared or paid any dividend or otherwise made any distribution or other payment of any kind or nature to any of its shareholders or any other Person, or taken any corporate proceedings for that purpose;

3.21.6 redeemed, purchased or otherwise retired any of its shares or otherwise reduced its stated capital;

3.21.7 entered into or become bound by any Contract, except in the ordinary course of the Business;

3.21.8 modified, amended or terminated any Contract (except for Contracts which expire by the passage of time) resulting in a Material Adverse Effect;

3.21.9 waived or released any right or rights which it has or had, or a debt or debts owed to it resulting, collectively or individually, in a Material Adverse Effect;

3.21.10 made any change in excess of $10,000 in any compensation arrangement or agreement with any Employee, officer, director or shareholder of the Company;

3.21.11 made any change in any method of accounting or auditing practice; or

3.21.12 agreed or offered to do any of the things described in this Section 3.21.

3.22 Title to and Condition of Assets

The Company owns, possesses and has good and marketable title to all of its undertakings, property and assets not otherwise the subject of specific representations and warranties in this Article 3, including all the undertakings, property and assets reflected in the most recent consolidated balance sheet included in the Financial Statements, free and clear of all Encumbrances other than Permitted Encumbrances. The undertakings, property and assets of the Company comprise all of the undertakings, property and assets necessary for it to carry on the Business as it is currently operated. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair, ordinary wear and tear excepted, and are reasonably fit and usable for the purposes for which they are being used.

3.23 Real Property

3.23.1 The Disclosure Schedule contains true and complete copies of the Real Property Leases for the Leased Premises. The Company does not have any freehold or leasehold interest in land except for the Leased Premises. To the knowledge of Seller, the buildings and other structures forming part of the Leased Premises, and their operation and maintenance, comply with all applicable Laws, and none of those buildings or structures encroaches upon any land not leased by the Company. To the knowledge of Seller, there are no restrictive covenants, Laws, Encumbrances, restrictions or other legally binding arrangements which in any way restrict or prohibit any part of the present use of the Leases Premises, other than the Permitted Encumbrances. There are no expropriation or similar proceedings, actual or threatened, of which the Company or the Seller have received notice, against any of the Leased Premises. All of the Real Property Leases are in full force and effect, unamended and none of them are, to the Knowledge of the Seller, under any threat of termination.

3.23.2 The Company has exclusive occupation and quiet enjoyment of the Leased Premises.

3.23.3 The Company has possession of original, duly stamped and executed leases in respect of the Leased Premises (together with the executed mortgagee's consent to such lease).

3.23.4 The Company has not received any notices, orders, declarations, reports, determinations, or recommendations relating to the Leased Premises from any public authority, and to the Knowledge of the Seller, there are no proposals made or intended to be made by any public authority:

3.23.4.1 Concerning the acquisition or resumption of the whole or any part of the Leased Premises;

3.23.4.2 Requiring the doing of work or expenditure of money on it in relation to the Leased Premises or any footpath or adjoining any of the Leased Premises where the total cost would reasonably be expected to exceed CAD$10,000; or

3.23.4.3 Which would adversely affect the whole or any part of the Leased Premises.

3.23.5 The Company does not own freehold title to any land.

3.24 Intellectual Property

The Disclosure Schedule includes a list of all Intellectual Property that is registered with any Governmental Authority and that is used in connection with the conduct of the Business, including all trade-marks and trade-mark applications, trade names, certification marks, patents and patent applications, copyrights, domain names, industrial designs, trade secrets, know-how, formulae, processes, inventions, technical expertise, research data and other similar property, all associated registrations and applications for registration, and all associated rights, including moral rights, the jurisdictions (if any) in which that Intellectual Property is registered (or in which application for registration has been made) and the applicable expiry dates of all listed registrations. All necessary legal steps have been taken by the Company to preserve its rights to the Intellectual Property listed in the Disclosure Schedule. The Disclosure Schedule also includes a list of all licence agreements pursuant to which the Company has been granted a right to use, or otherwise exploit Intellectual Property owned by third parties. The Intellectual Property that is owned by the Company is owned free and clear of any Encumbrances other than Permitted Encumbrances, and no Person other than the Company has any right to use that Intellectual Property except as disclosed in the Disclosure Schedule. The use by the Company of any Intellectual Property owned by third parties is valid, and the Company is not in default or breach of any licence agreement relating to that Intellectual Property, and there exists no state of facts which, after notice or lapse of time or both, would constitute a default or breach. The conduct by the Company of the Business does not infringe the Intellectual Property of any Person.

3.25 Accounts Receivable

All accounts receivable of the Company reflected in the Financial Statements, or which have come into existence since the date of the most recent Financial Statements, were created in the ordinary and customary course of the Business from bona fide arm's length transactions, and, except to the extent that they have been paid in the ordinary course of the Business since the date of the Financial Statements, are valid and enforceable and payable in full, without any right of set-off or counterclaim or any reduction for any credit or allowance made or given, except to the extent of the allowance for doubtful accounts reflected in the Financial Statements and, in the case of accounts receivable which have come into existence since the date of the most recent Financial Statements, of a reasonable allowance for doubtful accounts, which allowances are, and will as of the Closing Date be, adequate and calculated in a manner consistent with the Company's previous accounting practice.

3.26 Inventories

3.26.1 The Inventories have been accumulated by the Company for use or sale in the ordinary course of the Business, and are in good and marketable condition.

3.26.2 The present levels of the Inventories are consistent with the levels of inventories that have been maintained by the Company before the date of this Agreement in the normal course of the Business in light of seasonal adjustments, market fluctuations and the requirements of customers of the Business.

3.27 Material Contracts

The Disclosure Schedule contains a list of all Material Contracts to which the Company is a party or bound. Except as disclosed in the Disclosure Schedule, the Company is not in default or breach of any Material Contract, and there exists no state of facts which, after notice or lapse of time or both, would constitute a default or breach. No counterparty to any Material Contract is in default of any of its obligations under any Material Contract, the Company is entitled to all benefits under each Material Contract, and the Company has not received any notice of termination of any Material Contract.

3.28 Accounts and Powers of Attorney

The Disclosure Schedule lists:

3.28.1 the name of each bank or other depository in which the Company maintains any bank account, trust account or safety deposit box and the names of all individuals authorized to draw on them or who have access to them; and

3.28.2 the name of each Person holding a general or special power of attorney from the Company and a summary of its terms.

3.29 Compliance with Laws, Permits

3.29.1 The Company is conducting the Business in compliance with all applicable Laws.

3.29.2 All Permits are listed in the Disclosure Schedule. The Permits are the only authorizations, registrations, permits, approvals, grants, licences, quotas, consents, commitments, rights or privileges (other than those relating to Intellectual Property) required to enable the Company to carry on the Business as currently conducted and to enable it to own, lease and operate its assets. All Permits are valid, subsisting, in full force and effect and unamended, and the Company is not in default or breach of any Permit; no proceeding is pending or, to the Knowledge of the Seller, threatened to revoke or limit any Permit, and the completion of the transactions contemplated by this Agreement will not result in the revocation of any Permit or the breach of any term, provision, condition or limitation affecting the ongoing validity of any Permit.

3.30 Environmental Conditions

Without limiting the generality of Section 3.29, and except as disclosed in the Disclosure Schedule, the Company's conduct of the Business, and the current use and condition of the real property that is leased by the Company, and the premises located on that real property, have been and are in compliance with all applicable Environmental Laws, and, to the Knowledge of the Seller, there are no facts which would give rise to non-compliance of the Company with any Environmental Laws, either in the conduct by the Company of the Business, or in the current uses and condition of any of the real property that is leased by the Company, or the premises that are located on that real property.

3.31 Suppliers

3.31.1 The Disclosure Schedule lists each supplier of goods and services from whom the Company has purchased goods or services in excess of $25,000 since the beginning of the last financial year of the Company.

3.32 Rights to Use Personal Information

3.32.1 All Personal Information in the possession of the Company has been collected, used and disclosed in compliance with all applicable Privacy Laws in those jurisdictions in which the Company conducts, or is deemed by operation of law in those jurisdictions to conduct, the Business.

3.32.2 The Seller has disclosed to the Buyer all Contracts and facts concerning the collection, use, retention, destruction and disclosure of Personal Information, and there are no other Contracts, or facts which, on completion of the transactions contemplated by this Agreement, would restrict or interfere with the use of any Personal Information by the Company in the continued operation of the Business as conducted before the Closing.

3.32.3 Except as disclosed in the Disclosure Schedule, there are no Claims pending or, to the Knowledge of the Seller, threatened, with respect to the Company's collection, use or disclosure of Personal Information.

3.33 Product Warranties

Except as disclosed in the Disclosure Schedule and to the Knowledge of the Seller there are no Claims against the Company on account of warranties or with respect to the production or sale of defective or inferior products or the provision of services, nor is there any basis for any liability to, Claim against, or Loss on the part of, the Company arising from, relating to, or in connection with the production or sale of the products or the provision of services before the date of this Agreement.

3.34 Employees and Employment Contracts

3.34.1 The Disclosure Schedule lists the names, titles and status (active or non-active, and if not active, reason why and period of time not active) of all Employees, together with particulars of the material terms and conditions of their employment or engagement, including current rates of remuneration, perquisites, commissions, bonus or other incentive compensation (monetary or otherwise), most recent hire date, cumulative years of service, start and end dates of all previous periods of service, benefits, vacation or personal time off entitlements, current positions held and, if available, projected rates of remuneration. Any options held by any Employees to purchase Securities of the Company are listed in the Disclosure Schedule.

3.34.2 No Employee, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, contract of engagement, services agreement, proprietary information agreement or any other agreement relating to the right of that individual to be employed, engaged or retained by the Company, and the continued employment or engagement by the Company of its current Employees will not result in any violation. The Company has not received any notice alleging that any violation has occurred.

3.34.3 Except as disclosed in the Disclosure Schedule, all of the Employees are employed, engaged or retained for an indefinite term and none are subject to written employment agreements, contracts of engagement or services agreements. True and complete copies of any employment agreements, contracts of engagement or services agreements listed in the Disclosure Schedule have been provided to the Buyer. No officer or Key Employee has given notice, oral or written, of an intention to cease being employed with the Company, and the Company does not intend to terminate the employment of any officer, Key Employee or group of Key Employees.

3.34.4 Except as disclosed in the Disclosure Schedule, there are no employment Law related Claims or outstanding orders, awards, rulings or discussions relating to the Business, pending or threatened, which have resulted in or might reasonably be expected to result in a Material Adverse Effect.

3.35 Superannuation

3.35.1 The Company has:

3.35.1.1 Paid or remitted all superannuation contributions which are due and payable in respect of the Employees or any contractors of the Company (whether past or present) under any agreement or award relating to contributions which the Company is required to make or to remit; and

3.35.1.2 In respect of each contribution period prior to Closing (within the meaning of the Superannuation Guarantee (Administration) Act 1992), contributed in respect of each Employee or contractor of the Company at a rate sufficient to avoid a liability to a superannuation guarantee shortfall under that act in respect of that Employee or contractor.

3.36 Employee Confidentiality Agreements

The Company has entered into enforceable confidentiality agreements with all relevant Employees, true and complete copies of which have been provided to the Buyer, that protect the Confidential Information and the Intellectual Property of the Company and third party licensors. All current and former officers and Employees who have been involved in the development, modification or use of Intellectual Property of the Company or who have had access to the source code relating to this Intellectual Property have assigned all of their rights, title and interest in and to the Intellectual Property to the Company, have expressly waived any moral rights in the Intellectual Property, and have executed written agreements with the Company to that effect.

3.37 Pension and Benefit Plans

The Company is not a party to or bound by any Plans.

3.38 Insurance Policies

The Disclosure Schedule lists all Insurance Policies, and also specifies the insurer, the amount of the coverage, the type of insurance, the policy number and any pending Claims with respect to each Insurance Policy. The Insurance Policies insure all the property and assets of the Company against Loss by all insurable hazards of risk on a replacement cost basis, and provide the Company with product liability, professional liability, and errors and omissions coverage in amounts that are customary, and that would reasonably be considered adequate and prudent, for a company carrying on a business similar to the Business. All Insurance Policies are in full force and effect and the Company:

3.38.1 is not in default, whether as to the payment of premiums or otherwise, under any material term or condition of any of the Insurance Policies; or

3.38.2 has not failed to give notice or present any Claim under any of the Insurance Policies in a due and timely fashion.

3.39 Litigation

3.39.1 Except as disclosed in the Disclosure Schedule, there are no Claims, whether or not purportedly on behalf of the Company, pending, commenced, or, to the Knowledge of the Seller, threatened, which might reasonably be expected to have a Material Adverse Effect or which might involve the possibility of an Encumbrance against the assets of the Company.

3.39.2 There is no outstanding judgment, decree, order, ruling or injunction involving the Company or relating in any way to the transactions contemplated by this Agreement.

3.39.3 The Company has not been involved in any suit, proceedings, application, Claim, prosecution, litigation, arbitration proceedings or administrative or governmental investigation or challenge as plaintiff, defendant, third party or in any other capacity save as set out in the Disclosure Schedule.

3.40 No Expropriation

No property or asset of the Company has been taken or expropriated by any Governmental Authority and no notice or proceeding in respect of any expropriation has been given or commenced or, to the Knowledge of the Seller, is there any intent or proposal to give any notice or commence any proceeding in respect of any expropriation.

3.41 Disclosure

No representation or warranty or other statement made by the Seller in this Agreement contains any untrue statement or omits to state a material fact necessary to make it, in light of the circumstances in which it was made, not misleading.

3.42 Accuracy of Information

3.42.1 All information given by or on behalf of the Seller or the Company to the Buyer or to any director, agent or adviser of the Buyer concerning the Business or the Company (including the Disclosure Material or Disclosed), is accurate in all material respects. None of that information is misleading in any way, whether by inclusion of misleading information or omission of material information or both.

3.42.2 Prior to the execution of this Agreement the Seller has disclosed in writing to the Buyer all material facts, information and circumstances relating to the Business or assets or liabilities of the Company or otherwise relating to the subject matter of this Agreement of which it is aware (having made all reasonable and proper enquiries) which might, if disclosed, reasonably be expected to affect the decision of a reasonable purchaser to enter into this Agreement or materially affect the price at which or the terms on which a reasonable purchaser might be willing to purchase the Purchased Shares.

3.43 U.S. Securities Laws Matters

3.43.1 The Company is a "foreign issuer" (as that term is defined in Rule 902(e) of Regulation S) and there is no "substantial U.S. market interest" (as that term is defined in Rule 902(j) of Regulation S) with respect to the Purchased Shares.

3.43.2 None of the Seller, the Company, their Affiliates or any person acting on any of their behalf has engaged or will engaged in any "directed selling efforts" (as that term is defined in Rule 902(c) of Regulation S) with respect to the Purchased Shares.

3.43.3 The Purchased Shares are not "restricted securities" within the meaning of Rule 144(a)(3) under the U.S. Securities Act.

3.43.4 With respect to the Consideration Shares to be acquired by the Seller, the Seller acknowledges and represents as follows:

3.43.4.1 The Seller understands the Consideration Shares have not been and will not be registered under the U.S. Securities Act, or the securities laws of any state of the United States and that the Securities may not be offered or sold, directly or indirectly, in the United States or to, or for the account or benefit of, a U.S. Person without registration under the U.S. Securities Act or compliance with the requirements of an exemption from such registration requirements and the applicable laws of all applicable states.

3.43.4.2 The Seller is (A) not in the United States, (B) not a U.S. Person, and, (C) not acquiring the Consideration Shares for the account or benefit of a U.S. Person or a person in the United States.

3.43.4.3 The Seller is not purchasing the Consideration Shares as a result of any "directed selling efforts" (as such term is defined in Regulation S).

3.43.4.4 The Seller understands that the current structure of this transaction and all transactions and activities contemplated hereunder is not a scheme to avoid the registration requirements of the U.S. Securities Act or any applicable securities laws of any state of the United States;

3.43.4.5 The Seller undertakes and agrees that offers and sales of any of the Consideration Shares prior to the expiration of a period of six months after the date of the issuance of such securities (such six-month period hereinafter referred to as the "Distribution Compliance Period") shall not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than a distributor, as such term is defined in Rule 902(d) of Regulation S) and shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the U.S. Securities Act or an exemption therefrom.

3.43.4.6 The Seller agrees that it will not engage in hedging transactions involving any of the Consideration Shares during the Distribution Compliance Period unless such transactions are in compliance with the provisions of the U.S. Securities Act and in each case only in compliance with applicable securities laws of any state of the United States.

3.43.4.7 In the event the Consideration Shares are offered, sold or otherwise transferred by the Seller prior to the expiration of the Distribution Compliance Period, the purchaser or transferee must certify that it is not a U.S. Person and is not acquiring the Consideration Shares for the account or benefit of any U.S. Person or is purchasing the Consideration Shares in a transaction that does not require registration under the U.S. Securities Act (and in which case has furnished an opinion of counsel to that effect reasonably satisfactory to the Buyer), agree not to resell such securities except in compliance with the provisions of Regulation S, pursuant to registration under the U.S. Securities Act, or pursuant to an available exemption from such registration, and in each case, in compliance with all applicable state securities laws; and must further agree not to engage in hedging transactions with regard to such Consideration Shares unless in compliance with the U.S. Securities Act.

3.43.4.8 The Seller consents to the Buyer making a notation on its records or giving instruction to the registrar and transfer agent of the Buyer in order to implement the restrictions on transfer of the Consideration Shares set forth and described herein.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as follows, and acknowledges that the Seller is relying upon these representations and warranties in connection with the sale of the Purchased Shares, despite any investigation made by or on behalf of the Seller.

4.1 Corporate Existence of Buyer

The Buyer is a company duly incorporated and validly existing under the laws of Ontario.

4.2 Capacity to Enter Agreement

The Buyer has all necessary corporate power, authority and capacity to enter into and perform its obligations under this Agreement.

4.3 Binding Obligation

The execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency and other Laws of general application limiting the enforcement of creditors' rights generally and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

4.4 Absence of Conflict

None of the execution and delivery of this Agreement, the performance of the Buyer's obligations under this Agreement, or the completion of the transactions contemplated by this Agreement, will result in or constitute a breach of any term or provision of, or constitute a default under, the articles or by-laws of the Buyer, result in the creation or imposition of any Encumbrance on the Consideration Shares; contravene any applicable Law; or contravene any judgment, order, writ, injunction or decree of any Governmental Authority.

4.5 Regulatory Approvals

No authorization, approval, order, consent of, or filing with, any Governmental Authority is required on the part of the Buyer in connection with the execution, delivery and performance of this Agreement, including the issuance and delivery of the Consideration Shares, or any other documents and agreements to be delivered under this Agreement.

4.6 Title to Consideration Shares

On the Closing Date, the Buyer will be the legal and beneficial owner of the Consideration Shares and will have good title to them, free and clear of any Encumbrance except for any restriction on transfer noted on the share certificate evidencing the Consideration Shares.

ARTICLE 5
COVENANTS

5.1 Conduct of Business Before Closing

During the period beginning on the date of this Agreement and ending at the Closing Time, the Seller will cause the Company:

5.1.1 to conduct the Business diligently and prudently and to refrain from entering into any Contract or Real Property Lease except in the ordinary course of the Business, or with the prior written consent of the Buyer;

5.1.2 except as required by applicable Law, or with the prior written consent of the Buyer, to refrain from:

5.1.2.1 increasing, reducing or otherwise altering its share capital or granting any options or other rights for the issue of shares or other Securities or issue any Securities convertible into share capital;

5.1.2.2 altering the provisions of its Corporate Articles;

5.1.2.3 declaring or paying a dividend or making any other distribution of its profits;

5.1.2.4 buying back any of its shares;

5.1.2.5 entering into any abnormal or unusual transaction which relates to, or adversely affects, the Business;

5.1.2.6 making any capital commitment for more than CAD$30,000.00;

5.1.2.7 selling or purchasing any single asset for more than CAD$30,000 or assets that in the aggregate cost more than CAD$30,000;

5.1.2.8 borrowing any further moneys or creating any Encumbrance over or declaring itself trustee of any asset;

5.1.2.9 hiring, engaging or retaining any new employees or independent contractors to be employed, engaged or retained in connection with the Business;

5.1.2.10 terminating any Employees or transferring any Employees to any other position;

5.1.2.11 increasing remuneration of Employees before the Closing Date;

5.1.2.12 taking any action to materially increase the aggregate benefits payable to Employees (including granting or modifying any bonus, change of control or termination arrangements, whether monetary or otherwise) or,

5.1.2.13 taking any action to materially amend any Contract with any Employee; or

5.1.3 to continue in full force the Insurance Policies;

5.1.4 to comply in all respects with all Laws applicable to the Business; and

5.1.5 to apply for, maintain in good standing and renew all Permits.

5.2 Access for Investigation

5.2.1 The Seller will, and will cause the Company to, permit the Buyer through its authorized Representatives, until the Closing Date, to have reasonable access during normal business hours to the Leased Premises and to all the Books and Records of the Company and to the properties and assets of the Company. The Seller will also furnish to the Buyer any financial and operating data and other information with respect to the Company or the Business as the Buyer reasonably requests to enable confirmation of the accuracy of the matters represented and warranted in Article 3. The Buyer will be provided ample opportunity to make a full investigation of all aspects of the financial affairs of the Company.

5.2.2 Until the Closing Date, or, in the event of the termination of this Agreement without the completion of the transactions contemplated by this Agreement, indefinitely after this Agreement terminates, the Buyer will, subject to Section 5.2.3, keep confidential and not disclose or use, and the Buyer will not allow any of its Representatives to disclose or use, any Confidential Information, for any purpose, except as contemplated by this Agreement. If this Agreement is terminated, all Confidential Information obtained by the Buyer in connection with this Agreement, including all copies, whether in written form or stored electronically, will be returned to the Seller and the Company promptly after that termination.

5.2.3 The obligation of the Buyer under Section 5.2.2 to keep confidential and not disclose or use any Confidential Information does not apply to information which:

5.2.3.1 becomes generally available to the public other than as a result of a disclosure by the Buyer or any Representative of the Buyer in violation of this Agreement;

5.2.3.2 was available to the Buyer on a non-confidential basis before its disclosure by the Seller or the Company, or any Representative of the Seller or the Company;

5.2.3.3 becomes available to the Buyer on a non-confidential basis from a source other than the Seller or the Company, or any Representative of the Seller or the Company, if that source is not bound by a confidentiality agreement with the Seller or the Company; or

5.2.3.4 the Buyer or any Representative of the Buyer is required by Law to disclose.

5.2.4 The Seller authorizes all Governmental Authorities having jurisdiction to release all information in their possession respecting the Business, the Leased Premises, and further authorizes each of them to carry out inspections of the Leased Premises upon the request of the Buyer. The Seller will execute and cause the Company to execute any specific authorization pursuant to this Section 5.2.4 within three Business Days after being requested to do so by the Buyer.

5.2.5 The collection, use and disclosure of Personal Information by any of the Parties before the Closing is restricted to those purposes that relate to the transactions contemplated by this Agreement.

5.3 Actions to Satisfy Closing Conditions

Each Party will take or cause to be taken all actions that are within its power to control, and will make all commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure its compliance with, and satisfaction of, all conditions in Article 6 that are for the benefit of the other Party.

5.4 Tax Returns

The Buyer will cause to be prepared and filed on a timely basis all Tax Returns for the Company for any period which ends on or before the Closing Date and for which Tax Returns have not been filed as of the Closing Date. The Buyer will also cause to be prepared and filed on a timely basis all Tax Returns for the Company for all Straddle Periods (all these Tax Returns together with the Tax Returns referred to in the first sentence of this Section 5.4 being referred to as "Stub Period Returns"). The Seller and the Buyer will co-operate fully with each other and make available to each other in a timely fashion all data and other information as may reasonably be required for the preparation of all Stub Period Returns and will preserve that data and other information until the expiration of any applicable limitation period for maintaining books and records under any applicable Tax Law with respect to the Stub Period Returns. The Buyer will provide to the Company's auditor for its review and approval a copy of the Stub Period Returns and the Seller will pay to the Buyer one-half of the costs (including a reasonable allocation of internal costs) of the preparation and filing of the Stub Period Returns.

5.5 Disclosure Supplements

Before the Closing, the Seller will promptly notify the Buyer with respect to any matter, condition or occurrence arising which, if existing at or occurring before or on the date of this Agreement, would have been required to be set out or described in the Disclosure Schedule. The Parties will make all commercially reasonable efforts to resolve any issues arising from any notification, including amending the Agreement. Failing resolution, this Agreement will terminate and be of no further force and effect with no liability to any of the Parties (except as set out in Article 7). Notification under this Section 5.5 will not, in any case, be deemed to cure any breach of any representation or warranty made in this Agreement or have any effect on the Buyer's right to indemnity provided for in Article 7 or have any effect for the purpose of determining the satisfaction of the conditions set out in Article 6 or the compliance by the Seller with any covenants or agreements contained in this Agreement.

5.6 Delivery of Books and Records

At the Closing Time, the Seller will cause to be delivered to the Buyer all of the Books and Records of and related to the Company and the Business, including copies of all of the Insurance Policies.

5.7 Personal Information-Post-Closing

The Buyer covenants that following the Closing it will cause the Company to:

5.7.1 use and disclose the Personal Information under its control at the time of the Closing solely for the purposes for which that Personal Information was collected or permitted to be used or disclosed before the transaction was completed;

5.7.2 neither use nor disclose any of that Personal Information for any purpose for which its use and disclosure was not permitted before the Closing for any purpose that does not relate directly to its Business; and

5.7.3 return to the Seller any funds received by the Company outside of the normal course of business in the amount of CAD$85,000 that properly belonged to the Company prior to the Closing Date.

ARTICLE 6
CLOSING CONDITIONS

6.1 Conditions for the Benefit of the Buyer

The obligation of the Buyer to complete the purchase of the Purchased Shares will be subject to the fulfilment of the following conditions at or before the Closing Time:

6.1.1 Representations, Warranties and Covenants. The representations and warranties of the Seller made in this Agreement, and any other agreement or document delivered pursuant to this Agreement, will be true and accurate at the Closing Time with the same force and effect as though those representations and warranties had been made as of the Closing Time. The Seller will have complied with all covenants and agreements to be performed or caused to be performed by it under this Agreement, and any other agreement or document delivered pursuant to this Agreement, at or before the Closing Time. In addition, the Seller will have delivered to the Buyer a certificate confirming the same. The receipt of that certificate and the completion of the Closing will not be deemed to constitute a waiver of any of the representations, warranties or covenants of the Seller contained in this Agreement, or in any other agreement or document delivered pursuant to this Agreement. Those representations, warranties and covenants will continue in full force and effect as provided in Article 7, or, if Article 7 does not apply, the terms of the agreement or document in which they are made.

6.1.2 No Material Adverse Effect. Since May 31, 2023, there will not have been any change in any of the assets, Business, financial condition, earnings, results of operations or prospects of the Company, or any other event, development or condition of any character (whether or not covered by insurance) that has, or might reasonably be expected to have, a Material Adverse Effect.

6.1.3 Consents. All filings, notifications and consents with, to or from Governmental Authorities and third parties, including the parties to the Material Contracts and the lessors of the Leased Properties, will have been made, given or obtained on terms acceptable to the Buyer, acting reasonably, so that the transactions contemplated by this Agreement may be completed without resulting in the violation of, or a default under, or any termination, amendment or acceleration of any obligation under any licence, Permit, Real Property Lease, or Material Contract of or affecting the Business.

6.1.4 Exchange Acceptance. The Exchange will have provided its acceptance, if necessary, for the transactions contemplated herein, including the listing of the Consideration Shares on the Exchange.

6.1.5 Title to the Purchased Shares. The Purchased Shares will be free and clear of all encumbrances on the Closing Date.

6.1.6 Completion of Investigations. The investigations contemplated in Section 5.2 will have been completed and the Buyer will be satisfied with the results of those investigations, including the accuracy of the matters represented and warranted in Article 3.

6.1.7 Deliveries. The Seller will have delivered to the Buyer the following in form and substance satisfactory to the Buyer:

6.1.7.1 certificates evidencing the Purchased Shares;

6.1.7.2 non-competition, non-disclosure and non-solicitation agreements duly executed by the Seller;

6.1.7.3 employment agreement duly executed by Max Kuebler;

6.1.7.4 duly executed resignations effective as at the Closing Time of each director and officer of the Company;

6.1.7.5 releases from the Seller and each of the individuals specified of all Claims they may have against the Company;

6.1.7.6 the consents referred to in Section 6.1.3;

6.1.7.7 a certificate of the Seller certifying that (a) all representations and warranties made by the Seller remain true at the Closing Time; and (b) that the Seller has satisfied all of the covenants contained in this Agreement;

6.1.7.8 all Books and Records of and related to the Company and the Business, including copies of all of the Insurance Policies; and

6.1.7.9 all documentation and other evidence reasonably requested by the Buyer in order to establish the due authorization and completion of the transactions contemplated by this Agreement, including the taking of all corporate proceedings by the boards of directors and shareholders of the Seller and the Company required to effectively carry out the obligations of the Seller and the Company pursuant to this Agreement.

6.2 Waiver or Termination by the Buyer

The conditions contained in Section 6.1 are inserted for the exclusive benefit of the Buyer and may be waived in whole or in part by the Buyer at any time without prejudice to any of its rights of termination in the event of non-performance of any other condition in whole or in part. If any of the conditions contained in Section 6.1 are not fulfilled or complied with by the time that is required under this Agreement, the Buyer may, at or before the Closing Time, terminate this Agreement by notice in writing after that time to the Seller. In that event the Buyer and the Seller will be released from all obligations under this Agreement (except as set out in Section 7.2).

6.3 Conditions for the Benefit of the Seller

The obligation of the Seller to complete the sale of the Purchased Shares will be subject to the fulfilment of the following conditions at or before the Closing Time:

6.3.1 Representations, Warranties and Covenants. The representations and warranties of the Buyer made in this Agreement, and any other agreement or document delivered pursuant to this Agreement, will be true and accurate in all material respects at the Closing Time with the same force and effect as though those representations and warranties had been made as of the Closing Time. The Buyer will have complied with all covenants and agreements agreed to be performed or caused to be performed by it under this Agreement, and any other agreement or document delivered pursuant to this Agreement, at or before the Closing Time. In addition, the Buyer will have delivered to the Seller a certificate of a senior officer of the Buyer confirming the same. The receipt of that certificate and the completion of the Closing will not be deemed to constitute a waiver of any of the representations, warranties or covenants of the Buyer contained in this Agreement, or in any other agreement or document delivered pursuant to this Agreement. Those representations, warranties and covenants will continue in full force and effect as provided in Article 7, or, if Article 7 does not apply, the terms of the agreement or document in which they are made.

6.3.2 Deliveries. The Buyer will have delivered to the Seller the following in form and substance satisfactory to the Seller:

6.3.2.1 a certificate of an officer of the Buyer confirming that (a) all of the Buyer's representations and warranties are true and correct as at the Closing Time; and (b) all of the covenants of the Buyer have been satisfied;

6.3.2.2 certificates evidencing the Consideration Shares; and

6.3.2.3 all documentation and other evidence reasonably requested by the Seller in order to establish the due authorization and completion of the transactions contemplated by this Agreement, including the taking of all corporate proceedings by the board of directors and the shareholders of the Buyer required to effectively carry out the obligations of the Buyer pursuant to this Agreement.

6.4 Waiver or Termination by the Seller

The conditions contained in Section 6.3 are inserted for the exclusive benefit of the Seller and may be waived in whole or in part by the Seller at any time without prejudice to any of its rights of termination in the event of non-performance of any other condition in whole or in part. If any of the conditions contained in Section 6.3 are not fulfilled or complied with by the time that is required under this Agreement, the Seller may, at or before the Closing Time, terminate this Agreement by notice in writing after that time to the Buyer, unless the condition or conditions which have not been fulfilled are reasonably capable of being fulfilled or caused to be fulfilled by the Buyer. In that event the Seller and the Buyer will be released from all obligations under this Agreement (except as set out in Section 7.2).

6.5 Conditions Precedent

The purchase and sale of the Purchased Shares is subject to the following conditions to be fulfilled at or before the Closing Time, which conditions are true conditions precedent to the completion of the transactions contemplated by this Agreement:

6.5.1 No Action to Restrain. No order of any Governmental Authority will be in force, and to the Knowledge of the Seller, no action or proceeding will be pending or threatened by any Person:

6.5.1.1 to restrain or prohibit the completion of the transactions contemplated in this Agreement, including the sale and purchase of the Purchased Shares;

6.5.1.2 to restrain or prohibit the Company from carrying on the Business; or

6.5.1.3 which would reasonably be expected to have a Material Adverse Effect.

If any of these conditions precedent in this Section 6.5 have not been fulfilled at or before the Closing Time, either Party may terminate this Agreement by notice in writing to the other Party and upon such termination the Parties will be released from all obligations under this Agreement (except as set out in Section 7.2).

ARTICLE 7
SURVIVAL AND INDEMNIFICATION

7.1 Survival of Covenants and Representations and Warranties

All of the covenants and representations and warranties contained in this Agreement and in any other agreement or document delivered pursuant to this Agreement, including this Article 7, will survive the Closing until the date of the first anniversary of the Closing Date.

7.2 Survival Following Termination

If this Agreement is terminated at or before the Closing Time pursuant to Sections 5.5, 6.2, 6.4 or 6.5, the provisions of Sections 5.2.2 and 5.2.3 will remain in full force and effect, and this Article 7 will survive the termination of this Agreement and apply to any Claim that is made under the indemnities set out in Section 7.5.

7.3 Indemnifications for Breaches of Warranty, etc.

Subject to the remaining provisions of this Article 7, the Seller agrees that if it fails to observe or perform any covenant or obligation, or breaches any representation and warranty, contained in this Agreement, or in any other agreement or document delivered pursuant to this Agreement, the Seller will indemnify and hold harmless the Buyer  from and against the full amount of any Loss that it may suffer as a result of that breach or failure. The Seller also agrees to indemnify and hold harmless the Buyer  from and against the full amount of any Loss that it may suffer as a result of a Third Party Claim relating to the period prior to Closing, even if that Third Party Claim is ultimately found not to be meritorious, or is settled with no verdict on its merits being reached.

7.4 Tax Indemnity

The Seller will indemnify and hold harmless the Buyer from and against any Loss that it may suffer as a result of any assessment or reassessment for Taxes relating to the Company for any taxation year or period ending on or before the Closing Date, to the extent that the amount of Taxes payable as a result of that assessment or reassessment exceeds the amount accrued as a liability for those Taxes on the Financial Statements.

7.5 Additional Seller's Indemnity

The Seller will indemnify and hold harmless the Buyer from and against any Loss that it may suffer resulting from the termination of this Agreement under the terms of Section 6.2, if that Loss arises from the non-fulfilment or non-performance of the relevant conditions as a result of a breach of covenant, or representation and warranty, of the Seller.

7.6 Monetary Limitations of Liability; Effect of Materiality Qualifiers

7.6.1 The Buyer shall not be entitled to require payment of any amount by the Seller on the indemnities contained in Section 7.3 and 7.5 (other than a Claim for a breach of a representation and warranty made in Sections 3.1 through Section 3.3, Section 3.5, Section 3.9 and Section 3.18) until the aggregate of all such amounts for which the Buyer would otherwise be entitled to require payment under such sections exceeds $50,000.00 (the "Threshold Amount"). Once the Threshold Amount has been exceeded, the Indemnified Party shall be entitled to require payment on such indemnities from the first dollar of Losses, without regard to the Threshold Amount up to a maximum of 15% of the Purchase Price (the "Indemnification Cap").  Any indemnity amount payable by the Buyer pursuant to this Article 7 shall be made in shares of the Buyer at a deemed price per share equal to the per share price of the Consideration Shares, in such number as is equal to the quotient of the indemnity amount payable by the Buyer divided by the per share price of the Consideration Shares.

7.6.2 Notwithstanding the maximum liability set forth in Section 7.6.1. the Buyer shall be liable for:

7.6.2.1 all Losses with respect to any breach or inaccuracy of the representations and warranties given by the Seller in Sections 3.1 through Section 3.3, Section 3.5, Section 3.9 and Section 3.18 up to a maximum of the Purchase Price; and

7.6.2.2 any claim which results from or involves fraud, fraudulent misrepresentation or willful misconduct by the Seller.

7.6.3 Notwithstanding anything to the contrary contained in this Agreement, no Losses may be claimed under Section 7.6 by the Buyer to the extent such Losses are included in the calculation of any adjustment to the Purchase Price pursuant to this Agreement.

7.7 Notice of Claim

If the Buyer becomes aware of a Loss or potential Loss in respect of which the Seller has agreed to indemnify it under this Agreement, the Buyer will promptly give written notice (an "Indemnity Notice") of its Claim or potential Claim for indemnification (an "Indemnity Claim") to the Seller. A Claim by a Person who is not a Party which relates to a matter occurring during, or relating to, the period prior to the Closing, including but not limited to a Tax assessment by a Governmental Authority (a "Third Party Claim") or an Indemnity Claim which is made by the Buyer as a result of a Loss that was suffered directly by the Buyer (a "Direct Claim"), must  specify with reasonable particularity (to the extent that the information is available):

7.7.1 the factual basis for the Indemnity Claim; and

7.7.2 the amount of the Indemnity Claim, if known.

If, through the fault of the Buyer, the Seller does not receive an Indemnity Notice of an Indemnity Claim in time to effectively contest the determination of any liability capable of being contested, the Seller will be entitled to set off against the amount claimed by the Buyer the amount of any Loss incurred by the Seller resulting from the Buyer's failure to give an Indemnity Notice on a timely basis.

7.8 Time Limits for Notice

7.8.1 The provisions of this Section apply despite any other provision of this Agreement.

7.8.2 Subject to the remaining provisions of this Section 7.8, no Indemnity Claim may be made under Sections 7.3 or 7.5 unless an Indemnity Notice of that Indemnity Claim is delivered to the Seller within one year after the Closing Date.

7.8.3 No Indemnity Claim arising out of a breach by the Seller of Section 3.18, or the indemnity obligations of the Seller under Section 7.4, may be made unless an Indemnity Notice of that Indemnity Claim is delivered to the Seller within three months of the last day upon which any of the relevant Governmental Authorities is entitled to assess or reassess the Company with respect to any Tax, having regard to any waivers given by the Company in respect of Tax, and any entitlement of a Governmental Authority to assess or reassess in the event of fraud or misrepresentation or attributable to neglect, carelessness or wilful default.

7.8.4 No Indemnity Claim arising out of a breach of the Seller's non-competition and non-solicitation covenants under the agreement contemplated by Section 6.1.7.1 may be made unless an Indemnity Notice of that Indemnity Claim is delivered to the Seller within one years of the end of the term of the relevant covenant as set out in that agreement.

7.8.5 An Indemnity Notice of an Indemnity Claim with respect to the breach of the representations and warranties of the Seller contained in Sections Sections 3.1 through Section 3.3, Section 3.5 and Section 3.9 may be delivered to the Seller at any time.

7.8.6 An Indemnity Notice of a Third Party Claim may be delivered to the Seller in accordance with Section 7.6 within one year after the Closing Date.

7.8.7 An Indemnity Notice of an Indemnity Claim may be delivered to the Seller in accordance with Section 7.6 at any time with respect to a breach of any of the Seller's covenants or representations and warranties, if that breach is attributable to wilful default, intentional misrepresentation, or fraud.

7.9 Procedure for Direct Claims

Following receipt of an Indemnity Notice from the Buyer of a Direct Claim, the Seller will have 20 Business Days to make any investigations it considers necessary or desirable. For the purpose of those investigations, the Buyer will make available to the Seller the information relied upon by the Buyer to substantiate the Direct Claim, together with all other information that the Seller may reasonably request. If both the Buyer and the Seller agree at or before the expiration of that 20 Business Day period (or any mutually agreed upon extension) to the validity and amount of the Direct Claim, the Seller will pay immediately to the Buyer the full agreed upon amount of the Loss for which the Direct Claim is made, and no subsequent proceeding will be brought in any court of law concerning that Direct Claim.

7.10 Procedure for Third Party Claims

7.10.1 Despite any other provision of this Agreement, if the Buyer is required by applicable Law to make a payment into court, into escrow, or to any third party, with respect to a Third Party Claim related to the period before Closing before the completion of related settlement negotiations or legal proceedings, the Buyer may make the required payment and the Seller will, promptly after demand by the Buyer, reimburse the Buyer for the required payment made. If the Seller makes that reimbursement in full, and if the amount of any liability of the Buyer under the Third Party Claim in respect of which the required payment was made, as finally determined, is less than the amount that was paid by the Seller to the Buyer, the Buyer will, promptly after recovery of the surplus amount left over from the required payment, pay that surplus amount to the Seller.

7.10.2 The Buyer must notify the Seller of any Third Party Claim within a reasonable time of becoming aware of it and must provide all information regarding the Third Party Claim available to the Buyer including the amount of the estimated Loss arising from the Third Party Claim.

7.10.3 The Buyer will promptly deliver to the Seller copies of all correspondence, notices, assessments or other written Communication received by the Buyer in respect of any Third Party Claim.

7.10.4 The Buyer will not negotiate, settle, compromise or pay any Third Party Claim with respect to which it has asserted or proposes to assert an Indemnity Claim, without the prior written consent of the Seller, which consent will not be unreasonably withheld.

7.10.5 The Buyer will not cause or permit the termination of any right of appeal in respect of any Third Party Claim which is or might become the basis of an Indemnity Claim without giving the Seller written notice of the contemplated or potential termination in time to grant the Seller an opportunity to contest the Third Party Claim.

7.10.6 If the Seller first acknowledges in writing its obligation to satisfy an Indemnity Claim to the extent of any binding determination or settlement in connection with a Third Party Claim (or enters into arrangements otherwise satisfactory to the Buyer), in any legal or administrative proceeding in connection with the matters forming the basis of a Third Party Claim, the following will apply:

7.10.6.1 the Seller will have the right, subject to the rights of any Person having potential liability for it, by written notice delivered to the Buyer within 10 Business Days of receipt by the Seller of an Indemnity Notice, to assume carriage and control of the negotiation, defence or settlement of a Third Party Claim and the conduct of any related legal or administrative proceedings at the expense of the Seller and by its own counsel;

7.10.6.2 if the Seller elects to assume carriage and control, the Buyer will have the right to participate at its own expense in the negotiation, defence or settlement of a Third Party Claim assisted by counsel of its own choosing;

7.10.6.3 each of the Buyer and the Seller will make all commercially reasonable efforts to make available to the Party who has assumed carriage and control of the negotiation, defence or settlement of a Third Party Claim those employees whose assistance or evidence is necessary to assist that Party in evaluating and defending that Third Party Claim and all documents, records and other materials in the possession or control of that Party required for use in the negotiation, defence or settlement of that Third Party Claim;

7.10.6.4 despite Sections 7.10.6.1, 7.10.6.2 and 7.10.6.3, the Seller will not settle a Third Party Claim or conduct any related legal or administrative proceeding in a manner which would, in the opinion of the Buyer, acting reasonably, have a material adverse effect on the Buyer except with the Buyer's prior written consent; and

7.10.6.5 the Seller will indemnify and hold harmless the Buyer from and against any Loss incurred or suffered as a result of the Seller's settlement of the Third Party Claim or conduct of any related legal or administrative proceeding.

7.10.7 When the amount of the Loss with respect to a Third Party Claim is finally determined in accordance with this Section 7.10, including any amount described in Section 7.10.6.5, the Seller will immediately pay the full amount of that Loss to the Buyer. If the Buyer has been permitted by the Seller to assume the carriage and control of the negotiation, defence, or settlement of the Third Party Claim, the Seller will not contest the amount of that Loss. The Seller will have no obligation to make any payment with respect to any Third Party Claim that is settled or contested in violation of the terms of this Section 7.10.

7.11 No Delay

The Seller will pursue any Indemnity Claim made by the Buyer under this Agreement with reasonable diligence and dispatch, and without unnecessary delay, once the circumstances that give rise to that Indemnity Claim are known to it.

7.12 Set-off

The Buyer will be entitled to set-off the amount of any Loss for which it seeks indemnification under this Article 7 once, if applicable, finally determined in accordance with Section 7.9 or Section 7.10, as the case may be, as damages or by way of indemnification against any other amounts payable by the Buyer to the Seller whether under this Agreement or otherwise.

7.13 Purchase Price and Tax Adjustments

The amount of any Loss for which indemnification is provided under this Article 7 will be (i) increased to take account of any net Tax cost incurred by the Buyer arising from the receipt of indemnity payments under this Agreement, and (ii) reduced to take account of any net Tax benefit realized by the Buyer arising from the incurrence or payment of that Loss, to the extent necessary to ensure that the Buyer receives a net amount which, taking into account any net Tax cost or net Tax benefit, is sufficient to fully compensate for the Loss, but results in no net gain to the Buyer. In computing the amount of any net Tax cost or net Tax benefit, the Buyer will be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment under this Agreement or the incurrence or payment of any indemnified Loss.

7.14 No Consequential Loss

Notwithstanding any other provision of this Agreement, the Seller will not (except in the case of fraud, negligence, intentional misconduct and liability arising under Section 7.4) be liable under this Article 7 to indemnify the Buyer against any Consequential Loss suffered by the Buyer as a result of any breach of warranty or representation by the Seller.

7.15 Claims Mitigation

7.15.1 If the Buyer becomes aware after the Closing of any circumstance which constitutes or would be reasonably likely to constitute a breach of a representation or warranty of the Seller, or a breach of another provision of this Agreement by the Seller, for which it might make a Claim against the Seller, the Buyer must perform any action to mitigate any loss which may give rise to a Claim.

7.15.2 To the extent that the Buyer subsequently recovers from the third party after having first claimed damages from the Seller under this Agreement, the Buyer must promptly repay to the Seller any amount recovered twice.

7.16 Third Party Indemnification

To ensure that the indemnities provided by the Seller to the Buyer's directors, officers and employees are enforceable, it is agreed by the Parties that the Buyer is acting as agent for its respective directors, officers and employees with respect to the indemnities intended to be given to those directors, officers and employees under this Article 7. The Buyer agrees that it will hold any right to indemnification that any director, officer or employee of it is intended to have under this Article in trust for that director, officer or employee, and that funds received by the Buyer in respect of any Claims under this Article by any director, officer or employee of it will be held in trust for that director, officer or employee.

ARTICLE 8
CLOSING ARRANGEMENTS

8.1 Closing

The Closing will take place on the Closing Date by means of an electronic closing in which the closing documentation will be delivered by electronic mail exchange of signature pages in pdf or functionally equivalent electronic format, which delivery will be effective without any further physical exchange of the originals or copies of the originals.

8.2 Closing Procedures

At the Closing Time:

8.1.1 the Seller will sell and the Buyer will purchase the Purchased Shares for the Purchase Price as provided in this Agreement;

8.1.2 the Seller will deliver or cause to be delivered to the Buyer all documents referred to in Sections 6.1.1 and 6.1.7;

8.1.3 the Seller will deliver or cause to be delivered to the Buyer original share certificates representing the Purchased Shares in fully transferable form and accompanied by certified copies of resolutions authorizing the transfer of the Purchased Shares;

8.1.4 the Buyer will deliver or cause to be delivered the documents referred to in Section 6.3.

ARTICLE 9
GENERAL

9.1 Time of Essence

Time is of the essence in all respects of this Agreement.

9.2 Notices

Any Communication must be in writing and either:

9.2.1 delivered personally or by courier; or

9.2.2 transmitted by e-mail or functionally equivalent electronic means of transmission, charges (if any) prepaid.

Any Communication must be sent to the intended recipient at its address as follows:

to the Seller at:

Attention:  Meni Morim
E-mail: meni.m@lifeist.com

to the Buyer at:

Attention: Clifford Starke
E-mail: clifford.starke@floragrowth.com

or at any other address as any Party may at any time advise the other by Communication given or made in accordance with this Section 9.2. Any Communication delivered to the Party to whom it is addressed will be deemed to have been given or made and received on the day it is delivered at that Party's address, provided that if that day is not a Business Day then the Communication will be deemed to have been given or made and received on the next Business Day. Any Communication transmitted by e-mail or other functionally equivalent electronic means of transmission will be deemed to have been given or made and received on the day on which it is transmitted; but if the Communication is transmitted on a day which is not a Business Day or after 5:00 p.m. (Toronto time), the Communication will be deemed to have been given or made and received on the next Business Day.

9.3 Severability

Each Section of this Agreement is distinct and severable. If any Section of this Agreement, in whole or in part, is or becomes illegal, invalid, void, voidable or unenforceable in any jurisdiction by any court of competent jurisdiction, the illegality, invalidity or unenforceability of that Section, in whole or in part, will not affect:

9.3.1 the legality, validity or enforceability of the remaining Sections of this Agreement, in whole or in part; or

9.3.2 the legality, validity or enforceability of that Section, in whole or in part, in any other jurisdiction.

9.4 Submission to Jurisdiction

Each of the Parties irrevocably and unconditionally submits and attorns to the exclusive jurisdiction of the courts of the Province of Ontario to determine all issues, whether at law or in equity arising from this Agreement. To the extent permitted by applicable Law, each of the Parties:

9.4.1 irrevocably waives any objection, including any Claim of inconvenient forum, that it may now or in the future have to the venue of any legal proceeding arising out of or relating to this Agreement in the courts of that Province, or that the subject matter of this Agreement may not be enforced in those courts;

9.4.2 irrevocably agrees not to seek, and waives any right to, judicial review by any court which may be called upon to enforce the judgment of the courts referred to in this Section 9.4, of the substantive merits of any suit, action or proceeding;

9.4.3 to the extent a Party has or may acquire any immunity from the jurisdiction of any court or from any legal process, whether through service or notice, attachment before judgment, attachment in aid of execution, execution or otherwise, with respect to itself or its property, that Party irrevocably waives that immunity in respect of its obligations under this Agreement.

9.5 Amendment and Waiver

No amendment, discharge, modification, restatement, supplement, termination or waiver of this Agreement or any Section of this Agreement is binding unless it is in writing and executed by the Party to be bound. No waiver of, failure to exercise or delay in exercising, any Section of this Agreement constitutes a waiver of any other Section (whether or not similar) nor does any waiver constitute a continuing waiver unless otherwise expressly provided.

9.6 Further Assurances

Each Party will, at that Party's own cost and expense, execute and deliver any further agreements and documents and provide any further assurances, undertakings and information as may be reasonably required by the requesting Party to give effect to this Agreement and, without limiting the generality of this Section 9.6, will do or cause to be done all acts and things, execute and deliver or cause to be executed and delivered all agreements and documents and provide any assurances, undertakings and information as may be required at any time by all Governmental Authorities or stock exchanges having jurisdiction over the Buyer's affairs, or as may be required at any time under applicable securities Laws.

9.7 Assignment and Enurement

Neither this Agreement nor any right or obligation under this Agreement may be assigned by either Party without the prior written consent of the other Party. This Agreement enures to the benefit of and is binding upon the Parties and their respective heirs, executors, administrators, estate trustees, trustees, personal or legal representatives, successors and permitted assigns.

9.8 Counterparts and Electronic Delivery

This Agreement may be executed and delivered by the Parties in one or more counterparts, each of which will be an original, and each of which may be delivered by facsimile, e-mail or other functionally equivalent electronic means of transmission, and those counterparts will together constitute one and the same instrument.

9.9 Costs and Expenses

Except as otherwise specified in this Agreement, all costs and expenses (including the fees and disbursements of accountants, financial advisors, legal counsel and other professional advisers) incurred in connection with this Agreement, the obligations under this Agreement and the completion of the transactions contemplated by this Agreement, are to be paid by the Party incurring those costs and expenses. If there is a breach of this Agreement or this Agreement is terminated, the obligation of each Party to pay its own costs and expenses is subject to each Party's respective rights arising from a breach or termination.

9.10 Tender

Any tender of documents or money under this Agreement may be made upon the Parties or their respective counsel.

9.11 No Broker

Except for Kronos Capital Partners Inc., which has acted as an advisor to the Seller and which is entitled to a fee for its services to be paid on Closing by the Seller, each Party represents and warrants to the other Party that all negotiations relating to this Agreement and the transactions contemplated by this Agreement have been carried on between them directly, without the intervention of any other Person on behalf of any Party in such manner as to give rise to any valid Claim against the Buyer or the Company for a brokerage commission, finder's fee or other similar payment.

9.12 Public Notice

All public notices to third parties and all other announcements, press releases and publicity concerning this Agreement or the transactions contemplated by this Agreement, must be jointly planned and co-ordinated by the Seller and the Buyer, and neither Party will act unilaterally in this regard without the prior consent of the other Party unless, and only to the extent that, disclosure is required to meet the timely disclosure obligations of any Party under applicable securities Laws or stock exchange rules in circumstances where prior consultation with the other Party is not practicable, or the disclosure is to the Party's board of directors, senior management and its legal, accounting, financial or other professional advisers.

9.13 Payment and Currency

Any money to be advanced, paid or tendered by one Party to another under this Agreement must be advanced, paid or tendered by bank draft, certified cheque or wire transfer of immediately available funds payable to the Person to whom the amount is due. Unless otherwise specified, the word "dollar" and the "$" sign refer to Australian currency, and all amounts to be advanced, paid, tendered or calculated under this Agreement are to be advanced, paid, tendered or calculated in Australian currency.

9.14 No Contra Proferentem

This Agreement has been reviewed by each Party's professional advisors, and revised during the course of negotiations between the Parties. Each Party acknowledges that this Agreement is the product of their joint efforts, that it expresses their agreement, and that, if there is any ambiguity in any of its provisions, that provision should not be interpreted in favour of either one of them.

9.15 Independent Legal Advice

Each of the Parties acknowledges that it or he has read and understands the terms and conditions of this Agreement and acknowledges and agrees that it or he has had the opportunity to seek, and was not prevented or discouraged by any other Party to this Agreement from seeking, any independent legal advice which it or he considered necessary before the execution and delivery of this Agreement and that, if it or he did not avail itself or himself of that opportunity before signing this Agreement, it or he did so voluntarily without any undue pressure, and agrees that its or his failure to obtain independent legal advice will not be used by it or him as a defence to the enforcement of its or his obligations under this Agreement.

9.16 Break Fee

Notwithstanding anything to the contrary contained in this Agreement, either Party (the "Terminating Party") may terminate this Agreement if the other Party fails to complete the Closing by October 15, 2023 for any reason whatsoever, except in the case where either Party's shareholders fails to approve the transaction contemplated by this Agreement provided such approval is required by law.  If the Terminating Party terminates this Agreement pursuant to this section 9.16, the Parties agree that the Terminating Party terminating this Agreement hereunder shall have suffered a loss, and the other Party shall pay to the Terminating Party, as liquidated damages and not as a penalty, a fee of CDN$100,000 (the "Termination Fee"). The Termination Fee shall be payable in immediately available funds by wire transfer no later than 2 Business Days after such termination.

Notwithstanding anything to the contrary in this Agreement, the Terminating Party's right to receive payment of the Termination Fee under this Section 9.16 shall be the sole and exclusive remedy of the Terminating Party's or any of its Affiliates against the other Party or any of its Affiliates or any of their respective shareholders, partners or representatives for any and all losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and upon payment of the Termination Fee in accordance with this Section 9.16, none of the other Party or any of its Affiliates or any of their respective shareholders, partners or representatives shall have any further liability or obligation relating to or arising out of this Agreement or any of the documents to be delivered on Closing.

9.17 Cancellation of Intercompany Debt

The Seller agrees to forgive all intercompany liabilities owed by the Company and any of its subsidiaries to the Seller concurrently with the Closing.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

Each of the Parties has executed and delivered this Agreement as of the date noted at the beginning of the Agreement.

LIFEIST WELLNESS INC.

Per:	(s) Meni Morim
Name: Meni Morim
Title: Chief Executive Officer

FLORA GROWTH CORP.

Per:	(s) Clifford Starke
Name: Clifford Starke
Title: Chief Executive Officer